EXHIBIT 99.2

                    TEXACO ANNOUNCES FOURTH QUARTER CHARGES
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           Inventory and Asset Write-Downs, Restructuring Costs Noted

FOR  IMMEDIATE  RELEASE:   FRIDAY,  JANUARY  8,  1999.
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WHITE PLAINS, N.Y., Jan. 8 - Texaco announced today that its fourth quarter 1998 results will include net special charges of approximately $350 million. Texaco Senior Vice President and Chief Financial Officer Patrick J. Lynch noted, "Continuing weak demand and surplus supplies have driven crude oil, natural gas and refined product prices sharply downward. In this low price environment, we will be required to revalue inventories. We will also write-down oil and gas properties where remaining investments will not be fully recovered."

Fourth quarter 1998 net after-tax charges will include:


* Inventory write-downs of approximately $170 million in businesses in Europe, the U.S. and the Caltex operating areas to recognize current market values;

* Asset write-downs of $100 million relating to the impairment of upstream investments in the U.S., Canada and the U.K. North Sea;

* Employee separation costs of $95 million relating to previously announced restructuring of Worldwide Upstream and Natural Gas businesses, along with Corporate Center restructuring and other cost-cutting initiatives; and

* Tax benefits of $20 million on asset sales.


Additionally, Caltex has elected to adopt, effective January 1, 1998, SOP 98-5 of the AICPA, causing Caltex to change the accounting for start-up costs at its Thailand refinery. Texaco's first quarter 1998 earnings will be restated to include an after-tax charge of $25 million for the accounting change. (See editor's notes for definition of SOP 98-5.)

Commenting on fourth quarter 1998 earnings, Lynch said, "Due to continuing low crude oil prices, weak refining margins and currency translation losses of $65 million in the Caltex Asian operations, results for the fourth quarter, excluding net special charges, are estimated to be in the range of $.13 to $.16 per share."

Lynch went on to say, "This past year was extremely difficult for the entire industry and first quarter 1999 appears to be equally challenging; however, Texaco will continue to effectively manage its business during this period of low energy prices."


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Note:  SOP 98-5 is an  accounting  rule  adopted by the  American  Institute  of
Certified Public Accountants (AICPA) in 1998. It provides that costs incurred during the start-up period for a new facility, new product, process or service, or expansion of business area or customer base must be charged to expense as incurred. This does not include costs during the construction phase of a new facility.

The comment in this press release regarding anticipated fourth quarter results is a "forward-looking statement." Final fourth quarter results may be different when actual results are determined. For a further discussion of additional factors that could cause actual results to materially differ from those in the forward-looking statement, please refer to the section entitled "Forward-Looking Statements" in Texaco's 1997 Annual Report on Form 10-K.

CONTACTS:     Faye Cox     914-253-7745

Additional Texaco information is available on the World Wide Web at: http://www.texaco.com